Exhibit 10.41

Biocept, Inc.

EMPLOYMENT AGREEMENT

FOR

Veena Singh

This Employment Agreement (the “Agreement”) is made and entered into effective as of             , 2014 (the “Effective Date”), by and between Biocept, Inc. a Delaware corporation (the “Company”), and Veena Singh, M.D. (the “Employee”). The Company and the Employee are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

Whereas, the Company desires to employ Employee to provide personal services to the Company, and wishes to provide Employee with certain compensation and benefits in return for her services, and Employee wishes to be so employed and to receive such benefits; and

Whereas, the Company and Employee wish to enter into this Agreement to define their mutual rights and duties with respect to Employee’s compensation and benefits.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

Agreement

1. Employment by the Company.

1.1 Position. Employee shall serve as the Company’s Senior Vice President and Senior Medical Director. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company, except for approved vacation periods, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies and approved non-Company business set forth in Section 13.1.

1.2 Duties and Location. Employee shall perform such duties as are required by the Company’s President and Chief Executive Officer, to whom Employee will report. Employee’s primary office location shall be the Company’s San Diego, California office. The Company reserves the right to reasonably require Employee to perform Employee’s duties at places other than Employee’s primary office location from time to time, and to require reasonable business travel. The Company may modify Employee’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. For services to be rendered hereunder, Employee shall receive a base salary at the rate of $285,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Annual Performance Bonus. Beginning in 2015, Employee will be eligible to participate in the annual performance bonus or variable pay plan(s) established by the Company from time to time, on such terms and conditions as may be established by the Company in its sole and exclusive discretion (the “Annual Bonus”). For 2015, the target Annual Bonus that the Employee may be eligible to receive shall be 35% of the Employee’s base salary at the end of 2015, subject to the terms and conditions set forth in the Biocept Management Incentive Plan. Whether Employee receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company’s Board of Directors (“Board”) or a committee thereof in its sole discretion pursuant to the applicable annual performance bonus or variable pay plan(s). Any Annual Bonus will be paid as set forth in the applicable annual performance bonus or variable pay plan(s), provided that in no event will an Annual Bonus be paid later than March 15 of the year following the year in which Employee’s right to such Annual Bonus became vested.

3. Standard Company Benefits. Employee shall be entitled to participate in all employee benefit programs for which Employee is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

4. Vacation. Employee shall be entitled to accrue and use paid vacation in accordance with the terms of the Company’s vacation policy and practices, provided, however, that in no event will Employee’s vacation accrual rate be lower than four weeks per year.

5. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in furtherance or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Option Grant. Subject to approval by the Board and commencement of Employee’s employment with the Company, Employee shall be granted an option to purchase 40,000 shares of common stock of the Company at the fair market value of such common stock on the date of grant (the “Option”). The Option shall be granted under and subject to the terms of the Company’s 2013 Equity Incentive Plan (the “Plan”) and will vest with respect to 25% of the shares on the one-year anniversary of the Employee’s commencement of employment with the Company and the balance of the shares will vest monthly over the following 36 months, subject to the Employee’s Continuous Service (as defined in the Plan) through each such vesting date.

7. Termination of Employment; Severance.

7.1 At-Will Employment. Employee’s employment relationship is at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice.

7.2 Termination Without Cause; Resignation for Good Reason (other than in connection with a Change in Control). In the event Employee’s employment with the Company is terminated by the Company without Cause, or Employee resigns for Good Reason (as defined below), in either case at any time other than during the three months before a Change in Control (as defined below) or during the 12 months following a Change in Control, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Employee complies with the conditions set forth in Section 8, the Company shall provide Employee with the following severance benefits:

(i) Severance pay in the form of a single lump sum payment equal to six months of Employee’s Base Salary (the “Cash Severance”). Such payment shall be calculated ignoring any decrease in Employee’s Base Salary that forms the basis for Employee’s resignation for Good Reason and shall be paid in a lump sum on the 60th day following Employee’s Separation from Service.

(ii) If Employee is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Employee’s termination, the Company will pay the COBRA group health insurance premiums for Employee and Employee’s eligible dependents until the earliest of (A) the close of the six-month period following the termination of Employee’s employment (the “COBRA Payment Period”), (B) the expiration of Employee’s eligibility for the continuation coverage under COBRA, or (C) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. References to COBRA premiums shall not include any amounts payable by Employee under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Employee elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Employee, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

7.3 Termination Without Cause; Resignation for Good Reason (in connection with a Change in Control). If Employee is terminated without Cause or if the Employee resigns for Good Reason at any time within the three months prior to or 12 months following a Change in Control, then provided such termination constitutes a Separation from Service and provided that Employee complies with the conditions set forth in Section 8, then Company shall provide Employee with the following severance benefits:

(i) The Cash Severance described in Section 7.2(i), except that the Cash Severance shall be equivalent to 12 months of Employee’s Base Salary;

(ii) The COBRA benefits described in Section 7.2(ii), except that the COBRA Payment Period shall be 12 months; and

(iii) Notwithstanding any contrary terms of any stock option grant, option agreement or other equity award agreement between the Company and Employee, all outstanding stock options and other equity awards covering the Company common stock held by Employee as of the date of termination that are subject to time-based vesting requirements shall accelerate in full. In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Employee’s equity award agreements, following any termination of Employee’s employment that is without Cause or for Good Reason, none of Employee’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) the Separation Agreement Deadline or (B) three months following Employee’s termination.

For the avoidance of doubt, in no event shall Employee be entitled to benefits under both Section 7.2 and this Section 7.3. If Employee is eligible for benefits under both Section 7.2 and this Section 7.3, Employee shall receive the benefits set forth in this Section 7.3 and such benefits will be reduced by any benefits previously provided to Employee under Section 7.2.

7.4 Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i) The Company may terminate Employee’s employment with the Company at any time for Cause. Further, Employee may resign at any time without Good Reason. Employee’s employment with the Company may also be terminated due to Employee’s death or disability.

(ii) If Employee resigns without Good Reason, or the Company terminates Employee’s employment for Cause, or upon Employee’s death or disability, then all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned) and Employee will not be entitled to any severance benefits, including (without limitation) the benefits provided in Sections 7.2 and 7.3 above. In addition, Employee shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.5 Related Entity. Notwithstanding anything in this Agreement to the contrary, in no event shall Employee be entitled to benefits under either Section 7.2 or Section 7.3 in connection with any termination, resignation or change in Employee’s employment with the Company or any of its affiliates that is effected in connection with Employee’s employment, or engagement as a consultant, by an entity formed by or for the benefit of the Company for the purpose of engaging physicians to perform services related to the Company’s business or otherwise for the purpose of benefitting the Company’s business.

8. Conditions to Receipt of Severance Benefits. The receipt of any all severance benefits under this Agreement is expressly subject to and conditioned upon Employee signing and not revoking a separation agreement and release of claims in a form provided by the Company (the “Separation Agreement”) within the applicable time period set forth therein, and permitting such Separation Agreement to become fully effective in accordance with its terms, which shall in no event be later than 60 days following Employee’s Separation from Service (the “Separation Agreement Deadline”). No severance benefits will be paid unless and until the Separation Agreement becomes effective. As a condition to the receipt of severance benefits, Employee shall also be required to comply with the terms of this Agreement (including but not limited to Section 14) and the terms of the PIIA (as defined below) and Employee must resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

9. Section 409A. It is the intent for all payments and benefits under this Agreement to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect (collectively “Section 409A”) or, if not exempt, to comply with the requirements of Section 409A so that none of the payments and benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

Specifically, it is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company, (ii) the date of Employee’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Employee, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

10. Section 280G. If any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

Unless Employee and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within 15 calendar days after the date on which Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

If Employee receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 10 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 10 so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of clause (x) of the first paragraph of this Section 10, Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11. Definitions.

11.1 Cause. For purposes of this Agreement, “Cause” for termination will mean: (i) the commission of an act of fraud, embezzlement or dishonesty by Employee that has a material adverse impact on the Company or any successor or affiliate thereof; (ii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Employee; (iii) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company or any successor or affiliate thereof that has a material adverse impact on any such entity; (iv) Employee’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Employee; (v) Employee’s ongoing and repeated failure or refusal to perform or neglect of Employee’s duties as required by this Agreement, which failure, refusal or neglect continues for 15 days following Employee’s receipt of written notice from the Company’s Chief Executive Officer of any member of the Board stating with specificity the nature of such failure, refusal or neglect; or (vi) Employee’s breach of any material provision of this Agreement or Employee’s breach of the PIIA; provided, however, that prior to the determination that “Cause” has occurred, if the Board determines in good faith that Employee’s action or breach is remediable, the Company shall (1) provide to Employee in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (2) other than with respect to clause (v) above which specifies the applicable period of time for Employee to remedy his or her breach, afford Employee a reasonable opportunity to remedy any such breach, and only to the extent such breach is remediable, in the good faith determination of the Board, (3) provide the Employee an opportunity to be heard prior to the final decision to terminate the Employee’s employment hereunder for such “Cause” and (4) make any decision that such “Cause” exists in good faith.

11.2 Good Reason. For purposes of this Agreement, Employee shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Employee’s prior written consent: (i) a material reduction in Employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in Employee’s duties, authorities or responsibilities; (iii) the relocation of Employee’s principle place of employment that causes an increase in the Employee’s one-way driving distance by more than 50 miles or (iv) the Company’s material breach of a material term of this Agreement. In order to resign for Good Reason, Employee must provide written notice to the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Employee’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Employee must resign from all positions Employee then holds with the Company not later than 30 days after the expiration of the cure period.

11.3 Change in Control. For purposes of this Agreement, “Change in Control” shall mean: (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) a reincorporation of the Company solely to change its jurisdiction; or (D) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

12. Confidentiality.

12.1 Proprietary Information and Inventions Agreement. As a condition of employment, Employee shall execute and abide by the Company’s standard form of Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “PIIA”).

12.2 Nondisparagement. In addition, Employee agrees that neither she nor anyone acting by, through, under or in concert with her shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about Employee. Except as may be required by law or listing requirements, neither Company, Employee, nor any member of Employee’s family, nor anyone else acting by, through, under or in concert with Employee will disclose to any individual or entity (other than Employee’s legal or tax advisors) the terms of this Agreement.

12.3 Third-Party Agreements and Information. Employee represents and warrants that Employee’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Employee will perform Employee’s duties to the Company without violating any such agreement. Employee represents and warrants that Employee does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Employee’s employment by the Company, except as expressly authorized by that third party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

13. Outside Activities During Employment.

13.1 Non-Company Business. Except with the prior written consent of the Board, Employee will not during the term of Employee’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Employee is a passive investor. Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Employee’s duties hereunder. Notwithstanding the foregoing, this Agreement acknowledges the Company’s consent and approval for (1) Employee’s Consulting Agreement with Lab PMM, which may continue during the term of this Agreement with the Company and (2) Employee’s consulting and transition services to bioTheranostics, Inc., which may continue until December 31, 2014, provided that in each case such outside activities do not materially interfere with the performance of Employee’s duties hereunder

13.2 No Adverse Interests. Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

14. Non-Solicitation. Employee agree that during the period of employment with the Company and for 12 months after the date Employee’s employment is terminated for any reason, Employee will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

15. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s employment with or services for the Company and its affiliates, Employee and the Company and its affiliates agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with or services for the Company or its affiliates, or the termination of Employee’s employment with or services for the Company or its affiliates, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Diego, California by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both Employee and the Company acknowledge that by agreeing to this arbitration procedure, both the Employee and the Company each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at

http://www.jamsadr.com/rules-clauses/ and which will be provided to Employee upon request. In any such proceeding, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Employee and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or its affiliates or Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16. General Provisions.

16.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Employee at the address as listed on the Company payroll.

16.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

16.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

16.4 Complete Agreement. This Agreement, together with the PIIA, constitutes the entire agreement between Employee and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

16.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

16.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

16.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

16.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Employee acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Employee has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

16.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Biocept, Inc.

By:
Michael W. Nall
President and CEO

Employee

Veena Singh, M.D.

Exhibit A